Exhibit 99.1

Contacts:

Investors

Bob Okunski

408-240-5447

Bob.Okunski@sunpower.com

Media

Natalie Wymer

408-457-2348

Natalie.Wymer@sunpower.com

SunPower Announces Closing of $400 Million Aggregate Principal Amount of its 4.00% Senior Convertible Debentures due 2023

SAN JOSE, Calif., Dec. 15, 2015—SunPower Corp. (NASDAQ: SPWR) today announced that it has closed the previously announced private offering of $400 million aggregate principal amount of its 4.00% senior convertible debentures due 2023. In addition, the initial purchasers of the debentures have exercised their option to purchase an additional $25 million aggregate principal amount of debentures, which is expected to close on December 18, 2015, subject to customary closing conditions.

Total Energies Nouvelles Activités USA (“Total”), a subsidiary of Total S.A. that owns approximately 57.5% of SunPower’s outstanding common stock, purchased $100 million aggregate principal amount of the $400 million aggregate principal amount of the debentures included in this offering. Total’s commitment will not change as a result of the initial purchasers election to exercise their right to purchase the additional debentures.

SunPower intends to use the net proceeds from the offering for general corporate purposes, including, but not limited to, pursuing its HoldCo and YieldCo strategies, capital expenditures, working capital, retirement of existing indebtedness and to fund potential acquisitions of complementary businesses. SunPower currently has no commitments or agreements for any specific acquisitions.

The debentures will pay interest semi-annually on January 15 and July 15 of each year, beginning on July 15, 2016, at a rate of 4.00% per annum, and will mature on January 15, 2023, unless earlier converted, redeemed or repurchased. The debentures will be convertible into shares of SunPower’s common stock at any time based on an initial conversion rate of 32.7568 shares of SunPower’s common stock per $1,000 principal amount of debentures (which is equivalent to an initial conversion price of approximately $30.53 per share of SunPower’s common stock), representing a conversion premium of approximately 32.5% over the closing sale price of $23.04 per share of SunPower’s common stock on The NASDAQ Global Select Market on December 9, 2015. The conversion rate (and the conversion price) will be subject to adjustment in certain circumstances. In addition, if a non-stock change of control fundamental change (as defined in the indenture governing the debentures) occurs, SunPower will be required to increase the conversion rate for any debentures converted in connection with such fundamental change.

If SunPower undergoes a fundamental change (as defined in the indenture) before the maturity date of the debentures, holders may require SunPower to repurchase all or a portion of their debentures at a cash repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest. Furthermore, if SunPower undergoes a non-stock change of control fundamental change (as defined in the indenture) before the maturity date of the debentures, the debentures will be subject to redemption at SunPower’s option, in whole but not in part, for a period of 30 calendar days following a repurchase date relating to the non-stock change of control fundamental change, at a cash redemption price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest. Otherwise, the debentures will not be redeemable at SunPower’s option before the maturity date.

The debentures were offered and sold in a private placement only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”), and to Total, which is an institutional accredited investor pursuant to Regulation D under the Act. The debentures have not been registered under the Act or any other state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities law.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Act. Any offers of the debentures were made only by means of a confidential offering memorandum. The debentures being offered were not approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the applicable private offering memorandum.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the use of the net proceeds of the offering, SunPower’s ability to make required interest and other payments on the debentures (including upon redemption) and the convertibility of the debentures. These forward-looking statements are based on SunPower’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) market conditions; (2) potential fluctuations in the company’s stock price; (3) management’s broad discretion over the use of the net proceeds of the offering; (4) changes in U.S. generally accepted accounting principles or in their interpretation; and (5) other risks that affect SunPower’s business included in its filings with the Securities and Exchange Commission from time to time, including SunPower’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” All forward-looking statements in this press release are based on information currently available to SunPower, and SunPower assumes no obligation to update these forward-looking statements in light of new information or future events.